Exhibit 99.1

VIRGIN MEDIA REPORTS STRONG THIRD QUARTER 2009 RESULTS

STRONG OCF, ARPU AND CASH FLOW

London, England, October 29, 2009 — Virgin Media Inc. (NASDAQ: VMED; LSE: VMED) announces results for the quarter ended September 30, 2009.

Quarterly Highlights

Financial

•                  Consumer on-net(1) revenue increased 5.3% to £628m (Q3-08: £596m)

•                  Total revenue increased 1.3% to £953m (Q3-08: £941m)

•                  OCF(2) increased 6.8% to £348m (Q3-08: £326m)

•                  Operating income of £50m (Q3-08: £53m)

•                  Free Cash Flow(3) of £109m (Q3-08: £103m)

•                  Net cash provided by operating activities of £278m (Q3-08: £213m)

•                  Completion of secondary listing on the London Stock Exchange

Operational

•                  On-net ARPU increased 5.3% to £44.24 (Q3-08: £42.00)

•                  On-net churn flat year-on-year at 1.5% (Q3-08: 1.5%)

•                  Customers are buying more from us with RGUs(4) net increase of 199,900 (Q3-08: 185,200) to 12.85m (Q3-08: 12.22 m)

•                  On-net triple-play penetration of 59.5% (Q3-08: 54.7%); quad-play penetration now at 10.1%

On-net Broadband

•                  Broadband customer net additions of 39,000 (Q3-08: 68,700) to 3.77m (Q3-08: 3.63m)

•                  New and existing customers are subscribing to faster broadband, improving tier mix

•                  Customers with 10Mb or higher increased 157% year-on-year (including migration) to 2.70m representing 72% of base

•                  Customers with 20Mb or higher increased 40% year-on-year to 0.5m representing 13% of base

•                  2Mb to 10Mb upgrade continues — 834,000 customers upgraded so far

Television

•                  TV customer net additions of 37,000 (Q3-08: 37,800) to 3.71m (Q3-08: 3.58m)

•                  Video-on-demand (VOD) average monthly reach of 55% of digital customers (Q3-08: 49%)

•                  Highest ever average VOD views of 66m per month (Q3-08: 45m)

Mobile

•                  Record contract mobile customer net additions of 88,000 (Q3-08: 78,300) to 872,600 (Q3-08: 578,600), up 51% year-on-year

(1) On-net: where consumer services are provided by the Company’s fiber optic cable network, as opposed to non-cable areas, referred to as off-net.

(2) OCF: operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges. OCF is a non-GAAP financial measure. Please see Appendix F for a reconciliation of non-GAAP financial measures to their nearest GAAP equivalents.

(3) Free Cash Flow or FCF: operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF) reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. FCF is a non-GAAP financial measure. Please see Appendix F for a reconciliation of non-GAAP financial measures to their nearest GAAP equivalents.

(4) Revenue Generating Unit or RGU: a contract for residential broadband, TV, telephony or contract mobile services. A triple-play customer is one household taking broadband, TV and telephony, which equals three RGUs. A quad-play customer is one household taking broadband, TV, telephony and mobile services.

Neil Berkett, Chief Executive Officer of Virgin Media, said:

“I am pleased to report that this quarter’s results delivered a strong OCF performance. I believe this demonstrates the success we have had in significantly differentiating and monetizing our compelling consumer proposition. Our triple-play penetration is at record levels and over 10% of our customers now take all four services from us. Our focus remains on attracting high value customers, who buy more from us and stay with us longer. This strategy has led to the second successive quarter of record ARPU and strong consumer revenue growth. I am delighted that these results show we are progressing significantly in this regard.”

Contacts

Investor Relations:

Richard Williams:	+44 (0) 20 7299 5479 / richard.williams@virginmedia.co.uk
Vani Bassi:	+44 (0) 20 7299 5353 / vani.bassi@virginmedia.co.uk

Media:

Tavistock

Matt Ridsdale:	+44 (0) 20 7920 3150 / mridsdale@tavistock.co.uk
Lulu Bridges:	+44 (0) 20 7920 3150 / lbridges@tavistock.co.uk

Conference call details

There will be a webcast and conference call for analysts and investors today at 9am ET / 1pm UK time.

The presentation can be accessed live via webcast on the Company’s website, www.virginmedia.com/investors.

Analysts and investors can dial in to the presentation by calling +1 866 966 5335 in the United States or +44 (0) 20 3023 4472 for international access, passcode “Virgin Media Inc.” for all participants.

The teleconference replay will be available for one week beginning approximately two hours after the end of the call until Thursday, November 5, 2009.  The dial-in replay number for the US is: +1 866 583 1035 and the international dial-in replay number is: +44 (0)20 8196 1998, passcode: 499513#.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Please refer below to “Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995” for a more detailed discussion regarding these forward-looking statements.

SUMMARY FINANCIAL RESULTS (unaudited)

	Q3 2009	Q2 2009	Q3 2008
	£m	£m	£m
			(adjusted) (1)
Revenue
On-net	627.6	616.8	596.2
Mobile	134.1	127.5	145.5
Off-net (National)	14.4	13.3	14.9
Consumer segment - Total	776.1	757.6	756.6
Business segment	143.3	142.5	153.4
Content segment	34.0	35.7	30.9
Total Revenue	953.4	935.8	940.9

OCF (2)	348.4	333.8	326.3

FCF (2)	109.2	85.3	102.8

Operating income	50.2	15.2	53.3

Net cash provided by operating activities	278.4	235.5	213.3

CONSUMER OPERATIONS STATISTICS (‘000s)

	Q3 2009	Q2 2009	Q3 2008

Consumer RGUs

Television	3,709.0	3,672.0	3,576.5
Digital TV	3,599.3	3,543.3	3,407.9

Broadband
On-net	3,774.2	3,735.2	3,625.7
Off-net	253.2	245.7	260.1
	4,027.4	3,980.9	3,885.8

Telephone
On-net	4,120.0	4,104.0	4,078.6
Off-net	124.9	112.5	104.9
	4,244.9	4,216.5	4,183.5

Mobile (3)
Contract	872.6	784.6	578.6

Total Consumer RGUs	12,853.9	12,654.0	12,224.4

Net Consumer RGU adds

Television	37.0	20.4	37.8
Digital TV	56.0	32.9	54.4

Broadband
On-net	39.0	5.1	68.7
Off-net	7.5	(1.3)	(12.6)
	46.5	3.8	56.1

Telephone
On-net	16.0	(4.3)	15.4
Off-net	12.4	3.5	(2.4)
	28.4	(0.8)	13.0

Mobile (3)
Contract	88.0	72.3	78.3

Data cleanse - On-Net Operations	—	—	(6.8)
Data cleanse - Mobile Operations	—	—	8.7

Total Net Consumer RGU adds in period	199.9	95.7	187.1

Notes

(1) Prior period results have been adjusted to reflect the treatment of our former Sit-up business as discontinued operations and the reorganization of our reporting segments.
(2) OCF and FCF are non-GAAP financial measures. Please see Appendix F for a reconciliation of non-GAAP financial measures to their nearest GAAP equivalents.
(3) The operating statistics relating to prepay mobile are included within Mobile Operations Statistics, as described elsewhere in this earnings release.

OVERVIEW

For the second consecutive quarter, we have delivered strong on-net ARPU which has driven significant consumer on-net revenue growth in the quarter. Combined with sustained solid cost control, we have achieved a strong performance in OCF. As expected, we achieved a sequential improvement in the gross number of new on-net subscribers. We also returned to positive on-net and off-net customer growth for the period with 17,800 net additions in total. However, it is our focus on attracting and retaining higher value customers in all areas of our Consumer business that has delivered this financial performance as we monetize the long term capital investment we are making in our infrastructure.

In broadband, we continued to improve our tier mix, which helps drive on-net ARPU growth. We are in the process of upgrading our 2Mb customers to 10Mb and during the quarter completed the roll-out of our ultrafast 50Mb product, the UK’s fastest widely-available consumer broadband service. We have also invested in bringing our broadband and digital TV cable network to more potential customers, extending our network by around 55,000 additional homes so far this year.

In television, the use of our market leading video-on-demand (VOD) service continues to grow. Our customers made 66 million views each month on average during the quarter. We introduced six new High Definition (HD) channels in the quarter, including the exclusive HD launch of VMtv’s LIVING, one of the most watched digital channels in the UK, and plan to launch more next year to complement our existing linear and popular on-demand line-up.

We have added a record number of mobile contract customers, as we execute our strategy of focusing on higher lifetime value subscribers and targeting the opportunity to cross-sell to our on-net customers. We currently have 2.8m triple-play subscribers, of which nearly 0.5m are quad-play, who benefit from the cost savings we provide. We continue to work on exploiting mobile as the third screen, with a view to giving our customers a compelling content experience across all platforms, and recently agreed our first ever comprehensive rights deal so that customers will be able to access the same content from Disney, via their television, computer or mobile phone.

During the quarter, we extended Virgin Media’s retail presence to 20 new locations, reaching a total of 59. This combination of retail stores and “retail-lite” outlets provides highly visible touch points for prospective and existing customers, and we will continue to expand our retail presence in key locations throughout the UK.

On October 1, 2009, our common stock started trading on the main market of the London Stock Exchange pursuant to a secondary listing, an important step in broadening investor access to our stock.

RESULTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009

TOTAL REVENUE

Total revenue in the third quarter was £953.4m (Q2-09: £935.8m; Q3-08: £940.9m). Revenue movements are discussed further below.

CONSUMER SEGMENT

On-net

On-net revenue in the third quarter was up 5.3% year-on-year at £627.6m (Q2-09: £616.8m; Q3-08: £596.2m). This increase principally reflects the growth in on-net ARPU, which increased 5.3% year-on-year to £44.24 (Q2-09: £43.27; Q3-08: £42.00) as a result of selective price rises, successful tier mix improvement and growth in RGU per customer, partially offset by declining fixed line telephony usage and promotional discounting.

Average monthly on-net churn remained stable year-on-year at 1.5% (Q2-09: 1.3%; Q3-08: 1.5%) and was up sequentially mainly due to seasonal trends relating to increased movers in the quarter.

Gross on-net customer additions in the third quarter were 213,800 (Q2-09: 159,500; Q3-08: 214,600), up 34% on the previous quarter and relatively flat on the same quarter last year. The value of the gross additions this quarter is higher than those from a year ago due to a better tier mix, higher RGU per customer and selective price rises. The on-net customer base increased to 4.74m at the quarter-end, with net additions of 8,100 (Q2-09: 26,200 net disconnects; Q3-08: 8,300) in the quarter.

Successful bundling and cross-sell was reflected in continued growth in triple-play penetration, which reached a record 59.5% at the quarter-end compared to 54.7% a year ago. The proportion of customers taking only one product fell to 14.9% compared to 16.8% a year ago.

Broadband

Broadband net additions were 39,000 (Q2-09: 5,100; Q3-08: 68,700) showing significant improvement on the second quarter alongside the continuing improvement in tier mix. Net additions were down year-on-year due to our shift in focus towards growth in higher speed (and higher ARPU) customers and lower growth in the UK broadband market.

The focus on up-sell has improved the tier mix and the number of subscribers on our top two broadband tiers (20Mb and 50Mb) has increased by 40% to 503,500 in the last twelve months. During the quarter, we completed the roll-out of our ultrafast 50Mb product. At the end of the quarter, we had over 20,000 50Mb customers. We reduced the 50Mb price in September and consequently saw a marked improvement in the growth rate in September and October. Over 40% of new 50Mb subscribers in the quarter were also new customers to our broadband service.

We are part-way through upgrading our 2Mb customers to 10Mb and by the end of the quarter, 834,000 customers had been upgraded. At the quarter-end, 72% of our broadband customers subscribed to a 10Mb tier or higher.

Television

Total TV net additions were 37,000 in the quarter (Q2-09: 20,400; Q3-08: 37,800).

Customers are increasingly using and being attracted by our market-leading VOD services. On a monthly basis, 55% of our digital TV customers and 69% of customers on our “XL” top basic tier use VOD. Average views per user per month in the quarter were 33 compared to 27 a year ago.

During the quarter, we added 80,800 V+ HD DVR subscribers to reach an installed base of 749,300. This represents a penetration level of 21% of our digital subscribers which leaves significant further up-sell opportunities.

Telephony

Telephony net additions for the quarter were 16,000 (Q2-09: 4,300 net disconnects; Q3-08: 15,400). 54% of our telephony customers subscribe to one of our unmetered tiers (or Talk plans) compared to 52% a year earlier. Unmetered customers typically have higher ARPU and lower churn.

Mobile

Mobile revenue in the quarter was £134.1m (Q2-09: £127.5m; Q3-08: £145.5m). The year-on-year decline reflects the impact of the regulated Mobile Termination Charge (“MTC”) reduction implemented from April 2009 and the expected reduction in low lifetime value prepay subscribers, being partially offset by growth in the number of higher lifetime value contract subscribers. The sequential increase was due to higher Mobile ARPU.

Contract net additions in the quarter were 88,000 (Q2-09: 72,300; Q3-08: 78,300) as we continued to execute our strategy of using our own sales channels and cross-selling mobile contracts to our on-net customers. At the quarter-end, we had 872,600 contract customers representing 27% of our total mobile customers, and growth of 51% in the last twelve months.

The number of prepay net disconnections in the quarter was 126,200 (Q2-09: 106,500; Q3-08: 98,100). The decline reflected a highly competitive market and our decision not to focus on the lower end of the prepay market which has higher churn, low tariffs and lower overall lifetime value.

Overall Mobile ARPU for the quarter was £13.41 (Q2-09: £12.43; Q3-08: £13.60), down slightly year-on-year.

Off-net

Off-net revenue was £14.4m (Q2-09: £13.3m; Q3-08: £14.9m). Broadband net additions during the quarter were 7,500 (Q2-09: 1,300 net disconnects; Q3-08: 12,600 net disconnects). Telephony net additions during the quarter were 12,400 (Q2-09: 3,500; Q3-08: 2,400 net disconnects). The significant improvement in both broadband and telephony net additions was due to the launch of wholesale line rental which allows us to offer a telephone line rental bundled with our broadband product and new flexible consumer propositions.

BUSINESS SEGMENT

Business revenue was £143.3m (Q2-09: £142.5m; Q3-08: £153.4m). Business revenue declined year-on-year as a 12% increase in retail data revenue was offset by declines in other areas. However, the mix of revenue improved as retail data generally provides higher gross margin than other Business products. As a result, Business gross margin(1) increased to £102.7m (Q2-09: £96.1m; Q3-08: £101.0m).

Our strategy is to focus on growing higher margin data revenues to replace declining voice revenues. Retail data revenue in the quarter was £55.4m (Q2-09: £49.9m; Q3-08: £49.3m). Retail voice revenue was £44.3m (Q2-09: £43.6m; Q3-08: £47.5m).

We recently agreed a large deal with the Hampshire and Isle of Wight Authority to deliver a state of the art new network connecting more than a thousand sites.  Arqiva have awarded us a large contract for a new core network and access circuits over a seven year term.  In addition, a collaborative procurement of eight Health Trusts across Lancashire have agreed to purchase their new network requirements, potentially including wireless, LAN, voice, RAS and mobile services, from us.

Local Area Network (“LAN”) Solutions revenue in the quarter was £7.6m (Q2-09: £9.5m; Q3-08: £13.6m). The majority of the year-on-year decline is due to the completion of the contract for Terminal 5. LAN Solutions typically provides much lower gross margin than other Business products.

Wholesale revenue in the quarter was £36.0m (Q2-09: £39.5m; Q3-08: £43.0m). Revenue was down year-on-year mainly due to reduced customer traffic.

(1) Business gross margin is defined as business revenue less business cost of sales.

CONTENT SEGMENT

Content revenue, after inter segment elimination, was £34.0m (Q2-09: £35.7m; Q3-08: £30.9m). VMtv sells TV channels to and receives subscriptions from the Consumer segment. As a result, for consolidation purposes, £7.0m of inter segment revenue has been eliminated in the quarter.

VMtv revenue increased compared to the same quarter last year mainly due to growth in subscription revenue, partially offset by reduced advertising revenue.

Subscription revenue increased year-on-year due to the carriage agreement with BSkyB for continued and extended carriage of our VMtv channels on its satellite platform, effective from November 13, 2008, at higher rates than under the previous contract.

Advertising revenue was down due to macroeconomic related declines in the total TV advertising market. However, VMtv increased its overall share of the TV advertising market.

Content segment contribution was £0.4m loss (Q2-09: £6.4m; Q3-08: £3.6m loss). The sequential decrease was due to seasonally higher programming expense. The year-on-year improvement was mainly due to increased subscription revenue.

UKTV JOINT VENTURE

Virgin Media owns 50% of the companies that comprise UKTV, a group of joint ventures formed with BBC Worldwide. UKTV produces a portfolio of television channels based on the BBC’s program library and other acquired programming which are carried on Virgin Media’s cable platform and also on satellite. Some channels are also available on Freeview.

Virgin Media accounts for its interest in UKTV under the equity method and recognized a share of UKTV’s net income of £5.5m in the quarter (Q2-09: £0.4m; Q3-08: £3.2m). UKTV’s financial results are not consolidated in Virgin Media’s revenue, operating income or OCF.

UKTV is funded by loans from Virgin Media, which were £132m at September 30, 2009. Virgin Media received £8.2m from UKTV in the form of loan capital repayments during the third quarter and £8.9m in the year to date. Virgin Media also received cash payments from UKTV in the quarter totaling £3.0m and £6.0m in the year to date which consisted of dividends, interest payments and payments for consortium tax relief.

Virgin Media’s investment in UKTV is carried on the balance sheet at September 30, 2009 at £355m, which includes the outstanding loans of £132m.

OPERATING COSTS AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (SG&A)

Operating costs (exclusive of depreciation and amortization) were £403.8m in the quarter (Q2-09: £404.6m; Q3-08: £398.5m).

Total gross margin percentage(1) in the quarter was 57.6% (Q2-09: 56.8%; Q3-08: 57.6%). This increased sequentially mainly due to increased Consumer gross margin percentage(2) resulting from price increases and tier mix improvements and increased Business gross margin percentage(2) resulting from improved mix.

(1) Total gross margin percentage is defined as total revenue less total operating costs, divided by total revenue

(2) Consumer or Business gross margin percentage is defined as consumer or business revenue less consumer or business cost of sales, divided by consumer or business revenue, respectively.

SG&A was £201.2m in the quarter (Q2-09: £197.4m; Q3-08: £216.1m). SG&A was down year-on-year mainly due to lower employee and outsourcing costs and reduced other costs. SG&A increased sequentially, mainly due to higher employee and outsourcing costs and higher marketing costs, partially offset by lower other costs. Employee and outsourcing costs increased sequentially mainly due to higher stock based compensation expense.

Cost saving program

In November 2008, we announced important steps to re-engineer our business and create a fully-integrated, customer-focused organization, driving further improvements in operational performance and eliminating inefficiencies. This program remains on track to achieve the target savings.

During the third quarter, we incurred £2.6m in SG&A and operating costs (Q2-09: £2.8m; Q3-08: £nil) and £0.6m in restructuring and other charges (Q2-09: £22.2m; Q3-08 £nil) in relation to this program. These restructuring and other charges consisted mostly of vacant property charges and employee redundancy expense. For the full year, we expect to incur up to £15m in SG&A and operating costs and up to £40m of restructuring and other charges relating to this cost saving program.

OPERATING INCOME BEFORE DEPRECIATION, AMORTIZATION, GOODWILL AND INTANGIBLE ASSET IMPAIRMENTS AND RESTRUCTURING AND OTHER CHARGES (OCF)

OCF was £348.4m in the quarter (Q2-09: £333.8m; Q3-08: £326.3m). The sequential increase was mainly due to increased revenue. The year-on-year increase was mainly due to increased revenue and reduced SG&A.

As a result, OCF as a percentage of revenue (OCF margin) increased to 36.5% (Q2-09: 35.7%; Q3-08: 34.7%).

OCF is a non-GAAP financial measure. See Appendix F for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

OPERATING INCOME

Restructuring and other charges of £1.6m were incurred during the quarter (Q2-09: £23.6m; Q3-08: £nil).

Depreciation expense was £235.6m (Q2-09: £233.9m; Q3-08: £213.7m). Amortization expense was £61.0m (Q2-09: £61.1m; Q3-08: £63.3m).

Operating income was £50.2m (Q2-09: £15.2m; Q3-08: £53.3m) with the sequential improvement mainly due to increased revenue and lower restructuring charges. Operating income as a percentage of revenue was 5.3% (Q2-09: 1.6%; Q3-08: 5.7%).

NET LOSS FROM CONTINUING OPERATIONS

Net loss from continuing operations was £60.1m (Q2-09: £47.6m; Q3-08: £118.1m). The sequential decline was mainly due to increased foreign currency losses, partially offset by larger gains on derivative instruments and increased operating income. The year-on-year improvement is mainly due to reduced foreign currency losses.

CAPITAL EXPENDITURE

Fixed asset additions (accrual basis) were £150.9m for the quarter (Q2-09: £142.9m; Q3-08: £145.9m).

The total purchase of fixed assets and intangible assets was £120.6m in the third quarter (Q2-09: £148.2m; Q3-08: £106.7m) with the sequential decrease mainly due to the timing of payments to fixed asset suppliers and increased use of capital leases. The year-on-year increase was mainly due to the timing of payments to fixed asset suppliers and less use of capital leases.

Fixed asset additions (accrual basis) is a non-GAAP financial measure. See Appendix F for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

FREE CASH FLOW

Free Cash Flow was £109.2m (Q2-09: £85.3m; Q3-08: £102.8m). The sequential increase is due to increased OCF and reduced purchase of fixed and intangible assets, partially offset by increased interest expense. The year-on-year increase is mainly due to increased OCF, partially offset by increased purchase of fixed and intangible assets. Net cash provided by operating activities was £278.4m (Q2-09: £235.5m; Q3-08: £213.3m) with the year-on-year increase due to higher OCF and the timing of interest payments.

Free Cash Flow is a non-GAAP financial measure. See Appendix F for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

DEBT

As of September 30, 2009, long term debt, net of £42m current portion, was £5,930m. Total debt consisted of £3,127m outstanding under our Senior Credit Facility, £2,166m of Senior Notes, £507m of Convertible Senior Notes and £172m of capital leases and other indebtedness. Cash and cash equivalents were £352m.

Debt issuances

During the quarter, we issued $600m 9.50% Senior Notes due 2016. The net proceeds from the offering, taking into account fees and expenses, were £360m and were used, in conjunction with existing cash reserves, to prepay £404m equivalent of the outstanding loans under our Senior Credit Facility.

Virgin Media’s amortization schedule under its Senior Credit Facility as at the end of the quarter is as follows: September 2010 - £0.2m, March 2011 - £286m, June 2012 - £678m, September 2012 - £1,863m, March 2013 - £300m, based on foreign exchange rates as at September 30, 2009.

Interest costs

Interest expense in the third quarter was £119.9m (Q2-09: £102.3m; Q3-08: £124.6m). Interest expense was sequentially higher due to the issue of 9.50% Senior Notes due 2016 in June and July 2009 which were used to prepay lower interest loans under our Senior Credit Facility.

Hedging programs

As at September 30, 2009, the fair value of our derivative financial instruments was £267m in assets and £99m in liabilities. Certain of the derivatives described below do not qualify for hedge accounting treatment under U.S. GAAP.

Foreign currency exposure

We have hedged our exposure on the $425m Senior Notes due 2014 and €225m Senior Notes due 2014 through to October 2011. All of the Senior Notes due 2016 and foreign currency exposure in the Senior Credit Facility are hedged through maturity. The principal of the Convertible Senior Notes is not hedged for currency movements as it may be settled in either cash or shares in 2016, depending on our stock price and other factors.

The foreign currency risk resulting from interest payments for all foreign currency Senior Notes, Senior Credit Facility tranches and the Convertible Senior Notes has been hedged through foreign currency derivatives.

Interest rate risk

We have entered into hedges which allow us to fix the LIBOR rate upon which we pay interest rate margins on £3.0bn of our Senior Credit Facility to an average LIBOR rate of 2.18% from April 2009 to April 2010. We have also entered into further interest rate swap agreements beyond April 2010. As at September 30, 2009, £1.8bn of our Senior Credit Facility was hedged at an average LIBOR rate of 3.05% from April 2010 to maturity.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Various statements contained in this document constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995.  Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements.  These factors, among others, include: (1) the ability to compete with a range of other communications and content providers; (2) the ability to manage customer churn; (3) the ability to maintain and upgrade our networks in a cost-effective and timely manner; (4) the ability to implement our restructuring plan successfully and realize the anticipated benefits; (5) the general deterioration in economic conditions; (6) the continued right to use the Virgin name and logo; (7) possible losses in revenues due to systems failures; (8) the ability to provide attractive programming at a reasonable cost; (9) the ability to control unauthorized access to our network; (10) the effect of technological changes on our businesses; (11) the reliance on single-source suppliers for some equipment, software and services and third party distributors of our mobile services; (12) currency and interest rate fluctuations; (13) the ability to fund debt service obligations through operating cash flow and refinance our debt obligations; (14) the ability to obtain additional financing in the future; (15) the ability to comply with restrictive covenants in our indebtedness agreements; and (16) the extent to which our future cash flow will be sufficient to cover our fixed charges.

These and other factors are discussed in more detail under “Risk Factors” and elsewhere in Virgin Media’s Form 10-K filed with the SEC on February 26, 2009 and revised by the current report on Form 8-K as filed with the SEC on May 27, 2009, our Forms 10-Q filed with the SEC on May 6, 2009 and August 7, 2009 and our Form 10-Q to be filed with the SEC on or about October 29, 2009. We assume no obligation to update our forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Non-GAAP Financial Measures

We use non-GAAP financial measures with a view to providing investors with a better understanding of the operating results and underlying trends to measure past and future performance and liquidity.

We evaluate operating performance based on several non-GAAP financial measures, including (i) operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF), (ii) Free Cash Flow (FCF) and (iii) fixed asset additions (accrual basis), as we believe these are important measures of the operational strength of our business and our liquidity. Since these measures are not calculated in accordance with GAAP, they should not be considered as substitutes for operating income (loss), net cash provided by operating activities and purchase of fixed and intangible assets, respectively.

Please see Appendix F for a discussion of our use of non-GAAP financial measures and reconciliations to their nearest GAAP equivalents.

Appendices:

A)   Financial Statements

•                  Condensed Consolidated Statements of Operations

•                  Condensed Consolidated Balance Sheets

•                  Condensed Consolidated Statements of Cash Flows

•                  Quarterly Condensed Consolidated Statements of Operations

•                  Additional Quarterly Condensed Cash Flow Information

B)   Consumer Operations Statistics

C1) Quarterly Segment Revenue and Contribution, OCF and Operating Income

C2) Quarterly Costs and Expenses

D)  Free Cash Flow Calculation (FCF)

E)  Fixed Asset Additions (Accrual Basis)

F)   Use of Non-GAAP Financial Measures and Reconciliations to GAAP

Appendices

A)                                                FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in £ millions, except per share data) (unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
		(adjusted)		(adjusted)

Revenue	£953.4	£940.9	£2,824.9	£2,828.3

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	403.8	398.5	1,222.1	1,215.5
Selling, general and administrative expenses	201.2	216.1	608.3	628.7
Restructuring and other charges	1.6	—	30.6	2.9
Depreciation	235.6	213.7	702.2	674.2
Amortization	61.0	63.3	183.3	221.7
Goodwill impairment	—	(4.0)	—	362.2
Total costs and expenses	903.2	887.6	2,746.5	3,105.2
Operating income (loss)	50.2	53.3	78.4	(276.9)

Other income (expense)
Interest income and other, net	1.3	7.8	6.6	20.9
Interest expense	(119.9)	(124.6)	(331.2)	(371.3)
Share of income from equity investments	5.1	2.1	7.2	11.1
Foreign currency (losses) gains	(45.8)	(104.7)	116.8	(129.7)
Loss on extinguishment of debt	(9.4)	—	(16.7)	(5.6)
Gains (losses) on derivative instruments	43.6	48.0	(104.1)	79.1
Loss from continuing operations before income taxes	(74.9)	(118.1)	(243.0)	(672.4)
Income tax benefit	14.8	—	2.4	7.9
Loss from continuing operations	(60.1)	(118.1)	(240.6)	(664.5)
Discontinued operations
Loss from discontinued operations, net of tax	—	(4.6)	(22.8)	(11.5)

Net loss	£(60.1)	£(122.7)	£(263.4)	£(676.0)

Basic and diluted loss from continuing operations per share	£(0.18)	£(0.36)	£(0.73)	£(2.03)

Basic and diluted loss from discontinued operations per share	£—	£(0.01)	£(0.07)	£(0.03)

Basic and diluted net loss per share	£(0.18)	£(0.37)	£(0.80)	£(2.06)

Dividends per share (in U.S. Dollars)	$0.04	$0.04	$0.12	$0.12

Average number of shares outstanding	329.0	328.1	328.6	328.1

CONDENSED CONSOLIDATED BALANCE SHEETS

(in £ millions, except par value)

	September 30,	December 31,
	2009	2008
	(unaudited)

Assets
Current assets
Cash and cash equivalents	£351.6	£181.6
Restricted cash	6.0	6.1
Accounts receivable - trade, less allowances for doubtful accounts of £13.0 (2009) and £16.5 (2008)	417.5	454.3
Inventory	97.5	81.1
Derivative financial instruments	0.3	168.4
Prepaid expenses and other current assets	115.8	107.8
Current assets held for sale	—	56.2
Total current assets	988.7	1,055.5

Fixed assets, net	5,098.8	5,342.1
Goodwill and other indefinite-lived assets	2,082.3	2,082.3
Intangible assets, net	327.2	510.3
Equity investments	355.3	353.5
Derivative financial instruments	266.7	435.7
Other assets, net of accumulated amortization of £120.4 (2009) and £79.1 (2008)	152.1	153.9
Total assets	£9,271.1	£9,933.3

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	£307.2	£370.5
Accrued expenses and other current liabilities	424.7	449.9
Derivative financial instruments	29.6	84.4
VAT and employee taxes payable	63.7	63.5
Restructuring liabilities	62.6	71.0
Interest payable	155.7	131.6
Deferred revenue	290.7	268.0
Current portion of long term debt	42.2	40.5
Current liabilities held for sale	—	36.2
Total current liabilities	1,376.4	1,515.6

Long term debt, net of current portion	5,929.8	6,129.6
Derivative financial instruments	69.0	42.6
Deferred revenue and other long term liabilities	152.2	150.1
Deferred income taxes	82.8	79.2
Total liabilities	7,610.2	7,917.1

Commitments and contingent liabilities

Shareholders’ equity
Common stock - $0.01 par value; authorized 1,000.0 (2009 and 2008) shares; issued 330.4 (2009) and 329.0 (2008) and outstanding 329.1 (2009) and 328.1 (2008) shares	1.8	1.8
Additional paid-in capital	4,474.0	4,461.3
Accumulated other comprehensive income	98.7	178.2
Accumulated deficit	(2,913.6)	(2,625.1)
Total shareholders’ equity	1,660.9	2,016.2

Total liabilities and shareholders’ equity	£9,271.1	£9,933.3

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in £ millions) (unaudited)

	Nine months ended
	September 30,
	2009	2008
		(adjusted)
Operating activities
Net loss	£(263.4)	£(676.0)
Loss from discontinued operations	22.8	11.5
Loss from continuing operations	(240.6)	(664.5)

Adjustments to reconcile net loss from continuing operations to net cash provided by operating activities:
Depreciation and amortization	885.5	895.9
Goodwill impairment	—	362.2
Non-cash interest	43.3	2.0
Non-cash compensation	12.0	12.5
Income from equity accounted investments, net of dividends received	(5.5)	(3.7)
Income taxes	0.4	(4.3)
Amortization of original issue discount and deferred financing costs	25.8	16.3
Unrealized foreign currency (gains) losses	(130.7)	117.7
Loss on extinguishment of debt	15.8	5.6
Unrealized losses (gains) on derivative instruments	113.9	(76.9)
Other	(1.0)	(0.1)
Changes in operating assets and liabilities	(75.8)	(65.2)
Net cash provided by operating activities	643.1	597.5

Investing activities
Purchase of fixed and intangible assets	(413.2)	(338.7)
Principal repayments on loans to equity investments	8.9	10.7
Disposal of sit-up, net	(17.5)	—
Other	0.4	1.0
Net cash used in investing activities	(421.4)	(327.0)

Financing activities
New borrowings, net of financing fees	928.8	493.4
Proceeds from employee stock option exercises	1.0	0.6
Principal payments on long term debt and capital leases	(1,035.1)	(533.2)
Dividends paid	(25.1)	(20.4)
Realized gain on derivatives	88.3	—
Other	(0.3)	—
Net cash used in financing activities	(42.4)	(59.6)

Cash flow from discontinued operations
Net cash used in operating activities	(7.9)	(9.2)
Net cash used in investing activities	—	(1.8)
Net cash used in discontinued operations	(7.9)	(11.0)

Effect of exchange rate changes on cash and cash equivalents	(1.4)	0.1

Increase in cash and cash equivalents	170.0	200.0
Cash and cash equivalents at beginning of period	181.6	321.4
Cash and cash equivalents at end of period	£351.6	£521.4

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	£253.2	£349.7

QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in £ millions, except per share data) (unaudited)

	Three months ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2009	2009	2009	2008	2008
				(adjusted)	(adjusted)

Revenue	£953.4	£935.8	£935.7	£948.5	£940.9

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	403.8	404.6	413.7	431.6	398.5
Selling, general and administrative expenses	201.2	197.4	209.7	199.3	216.1
Restructuring and other charges	1.6	23.6	5.4	19.8	—
Depreciation	235.6	233.9	232.7	228.6	213.7
Amortization	61.0	61.1	61.2	64.1	63.3
Goodwill and intangible asset impairments	—	—	—	—	(4.0)
Total costs and expenses	903.2	920.6	922.7	943.4	887.6
Operating income	50.2	15.2	13.0	5.1	53.3

Other income (expense)
Interest income and other, net	1.3	2.0	3.3	5.2	7.8
Interest expense	(119.9)	(102.3)	(109.0)	(128.1)	(124.6)
Share of income (loss) from equity investments	5.1	(0.4)	2.5	3.3	2.1
Foreign currency (losses) gains	(45.8)	174.5	(11.9)	(273.9)	(104.7)
Loss on extinguishment of debt	(9.4)	(7.3)	—	(4.0)	—
Gains (losses) on derivative instruments	43.6	(126.5)	(21.2)	204.6	48.0
Loss from continuing operations before income taxes	(74.9)	(44.8)	(123.3)	(187.8)	(118.1)
Income tax benefit (expense)	14.8	(2.8)	(9.6)	(1.1)	—
Loss from continuing operations	(60.1)	(47.6)	(132.9)	(188.9)	(118.1)
Discontinued operations
Loss from discontinued operations, net of tax	—	(1.7)	(21.1)	(55.1)	(4.6)

Net loss	£(60.1)	£(49.3)	£(154.0)	£(244.0)	£(122.7)

Basic and diluted loss from continuing operations per share	£(0.18)	£(0.14)	£(0.41)	£(0.57)	£(0.36)

Basic and diluted loss from discontinued operations per share	£—	£(0.01)	£(0.06)	£(0.17)	£(0.01)

Basic and diluted net loss per share	£(0.18)	£(0.15)	£(0.47)	£(0.74)	£(0.37)

Average number of shares outstanding	329.0	328.7	328.2	328.1	328.1

ADDITIONAL QUARTERLY CONDENSED CASH FLOW INFORMATION

(in £ millions) (unaudited)

	Three months ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2009	2009	2009	2008	2008
				(adjusted)	(adjusted)
Operating activities
Net loss	£(60.1)	£(49.3)	£(154.0)	£(244.0)	£(122.7)
Loss from discontinued operations	—	1.7	21.1	55.1	4.6
Loss from continuing operations	(60.1)	(47.6)	(132.9)	(188.9)	(118.1)

Adjustments to reconcile net loss from continuing operations to net cash provided by operating activities:
Depreciation and amortization	296.6	295.0	293.9	292.7	277.0
Goodwill and intangible asset impairments	—	—	—	—	(4.0)
Non-cash interest	79.8	(9.7)	(26.8)	(48.4)	30.1
Non-cash compensation	6.1	1.2	4.7	4.3	5.3
(Income) loss from equity accounted investments, net of dividends received	(4.0)	1.0	(2.5)	14.4	1.3
Income taxes	(13.1)	3.6	9.9	2.0	1.8
Amortization of original issue discount and deferred financing costs	7.8	8.9	9.1	8.1	5.4
Unrealized foreign currency losses (gains)	46.7	(193.8)	16.4	253.9	96.0
Loss on extinguishment of debt	9.0	6.8	—	4.0	—
(Gains) losses on derivative instruments	(41.1)	131.8	23.2	(201.2)	(52.7)
Other	0.7	(0.4)	(1.3)	0.7	0.4
Changes in operating assets and liabilities	(50.0)	38.7	(64.5)	19.6	(29.2)
Net cash provided by operating activities	278.4	235.5	129.2	161.2	213.3

Investing activities
Purchase of fixed and intangible assets	(120.6)	(148.2)	(144.4)	(139.2)	(106.7)
Principal repayments (drawdowns) on loans to equity investments	8.2	(0.5)	1.2	(2.1)	10.1
Disposal of sit-up, net	—	(17.5)	—	—	—
Other	(0.4)	(0.7)	1.5	(0.4)	(0.6)
Net cash used in investing activities	(112.8)	(166.9)	(141.7)	(141.7)	(97.2)

Financing activities
New borrowings, net of financing fees	356.0	572.8	—	(45.7)	(0.6)
Proceeds from employee stock option exercises	0.8	0.2	—	—	—
Principal payments on long term debt and capital leases	(409.2)	(613.5)	(12.4)	(313.1)	(9.5)
Dividends paid	(8.1)	(8.0)	(9.0)	(8.9)	(7.1)
Realized gain on derivatives	—	88.3	—	—	—
Other	—	(0.3)	—	—	—
Net cash (used in) provided by financing activities	(60.5)	39.5	(21.4)	(367.7)	(17.2)

Cash flow from discontinued operations
Net cash (used in) provided by operating activities	—	—	(7.9)	6.2	(3.6)
Net cash used in investing activates	—	—	—	(0.1)	(0.7)
Net cash (used in) provided by discontinued operations	—	—	(7.9)	6.1	(4.3)

Effect of exchange rate changes on cash and cash equivalents	0.5	(1.7)	(0.2)	2.3	—

Increase (decrease) in cash and cash equivalents	105.6	106.4	(42.0)	(339.8)	94.6
Cash and cash equivalents at beginning of period	246.0	139.6	181.6	521.4	426.8
Cash and cash equivalents at end of period	£351.6	£246.0	£139.6	£181.6	£521.4

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	£24.9	£96.7	£131.6	£166.1	£86.2

B)          CONSUMER OPERATIONS STATISTICS

(data in 000’s)

	Q3-09	Q2-09	Q1-09	Q4-08	Q3-08
Consumer RGUs (1)
Opening RGUs	12,654.0	12,558.3	12,409.9	12,224.4	12,037.3
Net RGU adds	199.9	95.7	148.4	185.5	185.2
Data Cleanse (2)	—	—	—	—	(6.8)
Data Cleanse (3)	—	—	—	—	8.7
Closing Consumer RGUs (1)	12,853.9	12,654.0	12,558.3	12,409.9	12,224.4

Consumer RGUs (1)
Telephone
On-net	4,120.0	4,104.0	4,108.3	4,099.2	4,078.6
Off-net	124.9	112.5	109.0	105.5	104.9
	4,244.9	4,216.5	4,217.3	4,204.7	4,183.5

Television	3,709.0	3,672.0	3,651.6	3,621.0	3,576.5
Digital TV	3,599.3	3,543.3	3,510.4	3,469.0	3,407.9

Broadband
On-net	3,774.2	3,735.2	3,730.1	3,682.8	3,625.7
Off-net	253.2	245.7	247.0	252.0	260.1
	4,027.4	3,980.9	3,977.1	3,934.8	3,885.8
Mobile (1)
Contract	872.6	784.6	712.3	649.4	578.6

Total Consumer RGUs (1)	12,853.9	12,654.0	12,558.3	12,409.9	12,224.4

Net Consumer RGU adds (1) & (2)
Telephone
On-net	16.0	(4.3)	9.1	20.6	15.4
Off-net	12.4	3.5	3.5	0.6	(2.4)
	28.4	(0.8)	12.6	21.2	13.0

Television	37.0	20.4	30.6	44.5	37.8
Digital TV	56.0	32.9	41.4	61.1	54.4

Broadband
On-net	39.0	5.1	47.3	57.1	68.7
Off-net	7.5	(1.3)	(5.0)	(8.1)	(12.6)
	46.5	3.8	42.3	49.0	56.1
Mobile (1)
Contract	88.0	72.3	62.9	70.8	78.3

Net Consumer RGU adds (1)	199.9	95.7	148.4	185.5	185.2

Data Cleanse - On-net Operations (2)	—	—	—	—	(6.8)
Data Cleanse - Mobile Operations (3)	—	—	—	—	8.7

Total increase in Consumer RGUs in period	199.9	95.7	148.4	185.5	187.1

Notes

(1) The operating statistics relating to Prepay mobile are included within Mobile Operations Statistics, as described elsewhere in this earnings release. Mobile contract includes both mobile broadband and mobile service contracts.

(2) Data cleanse activity in our On-net Operations with respect to August and September of Q3-08 resulted in a decrease in reported customer numbers of 9,100 and a decrease in reported RGUs of 6,800 comprised of decreases of approximately 6,400 Broadband, 300 Telephone and 100 Television RGUs. The Net RGU adds above exclude the impact of the data cleanse increases/decreases in order to show the true organic growth or decline.

(3) Data cleanse activity in our Mobile Operations with respect to Q3-08 resulted in an increase in reported Contract mobile customer numbers.

ON-NET OPERATIONS STATISTICS (excluding Off-net and Mobile)

(data in 000’s except percentages, RGU/Customer and ARPU)

	Q3-09	Q2-09	Q1-09	Q4-08	Q3-08
On-net Customers
Opening Customers	4,736.1	4,762.3	4,755.2	4,740.4	4,741.2
Gross customer adds	213.8	159.5	167.2	192.6	214.6
Total Customer disconnections	(205.7)	(185.7)	(160.1)	(177.8)	(206.3)
Net customer adds	8.1	(26.2)	7.1	14.8	8.3
Data Cleanse (1)	—	—	—	—	(9.1)
Closing On-net Customers	4,744.2	4,736.1	4,762.3	4,755.2	4,740.4

Monthly On-net customer churn %	1.5%	1.3%	1.1%	1.2%	1.5%

On-net Revenue Generating Units (RGUs)
Opening On-net RGUs	11,511.2	11,490.0	11,403.0	11,280.8	11,165.7
Net On-net RGU adds	92.0	21.2	87.0	122.2	121.9
Data Cleanse (1)	—	—	—	—	(6.8)
Closing On-net RGUs	11,603.2	11,511.2	11,490.0	11,403.0	11,280.8

Net On-net RGU Adds (1)
Telephone	16.0	(4.3)	9.1	20.6	15.4
Television	37.0	20.4	30.6	44.5	37.8
DTV	56.0	32.9	41.4	61.1	54.4
Broadband	39.0	5.1	47.3	57.1	68.7
Total Net On-net RGU Adds	92.0	21.2	87.0	122.2	121.9

On-net RGUs (1)
Telephone	4,120.0	4,104.0	4,108.3	4,099.2	4,078.6
Television	3,709.0	3,672.0	3,651.6	3,621.0	3,576.5
DTV	3,599.3	3,543.3	3,510.4	3,469.0	3,407.9
Broadband	3,774.2	3,735.2	3,730.1	3,682.8	3,625.7
Total On-net RGUs	11,603.2	11,511.2	11,490.0	11,403.0	11,280.8

On-net RGU / Customer	2.45	2.43	2.41	2.40	2.38

Bundled On-net Customers
Dual On-net RGUs	1,215.8	1,252.4	1,295.5	1,327.6	1,352.1
Triple On-net RGUs	2,821.6	2,761.3	2,716.1	2,660.1	2,594.2
Percentage of dual or triple On-net RGUs	85.1%	84.7%	84.2%	83.9%	83.2%
Percentage of triple On-net RGUs	59.5%	58.3%	57.0%	55.9%	54.7%

On-net ARPU (2) & (3)	£44.24	£43.27	£42.29	£42.34	£42.00
ARPU calculation:
On-net revenues (millions)	£627.6	£616.8	£604.0	£603.5	£596.2
Average customers	4,728.3	4,751.6	4,761.0	4,751.0	4,731.8

Notes

(1) Data cleanse activity with respect to August and September of Q3-08 resulted in a decrease in reported customer numbers of 9,100 and a decrease in reported RGUs of 6,800, comprised of decreases of approximately 6,400 Broadband, 300 Telephone and 100 Television RGUs.The net On-net RGU adds above exclude the impact of the data cleanse increases/decreases in order to show the true organic growth or decline.

(2) On-net monthly ARPU is calculated on a quarterly basis by dividing total revenue generated from the provision of telephone, television and internet services to customers who are directly connected to our network in that period together with revenue generated from our customers using our virginmedia.com website, exclusive of VAT, by the average number of customers directly connected to our network in that period divided by three. For the purpose of calculating On-net ARPU, we have spread the data cleanse evenly over the three months of the quarter in which the data cleanse has been reported.

(3) As a result of the treatment of Sit-up as discontinued operations and the retroactive adjustment of prior periods, On-net revenues and On-net ARPU have increased as we previously eliminated revenues earned from sit-up on consolidation.

OFF-NET OPERATIONS STATISTICS

(data in 000’s)

	Q3-09	Q2-09	Q1-09	Q4-08	Q3-08
Off-net Customers
Opening Customers	245.5	247.1	251.9	260.2	272.5
Net customer adds	9.7	(1.6)	(4.8)	(8.3)	(12.3)
Closing Off-net Customers	255.2	245.5	247.1	251.9	260.2

Off-net RGUs
Opening Off-net RGUs
Telephone	112.5	109.0	105.5	104.9	107.3
Broadband	245.7	247.0	252.0	260.1	272.7
	358.2	356.0	357.5	365.0	380.0

Net Off-net RGU adds
Telephone	12.4	3.5	3.5	0.6	(2.4)
Broadband	7.5	(1.3)	(5.0)	(8.1)	(12.6)
	19.9	2.2	(1.5)	(7.5)	(15.0)

Closing Off-net RGUs
Telephone	124.9	112.5	109.0	105.5	104.9
Broadband	253.2	245.7	247.0	252.0	260.1
	378.1	358.2	356.0	357.5	365.0

MOBILE OPERATIONS STATISTICS
(data in 000’s except ARPU)

	Q3-09	Q2-09	Q1-09	Q4-08	Q3-08
Contract Mobile Customers (1)
Opening Contract Mobile Customers	784.6	712.3	649.4	578.6	491.6
Net Contract Mobile Customer adds	88.0	72.3	62.9	70.8	78.3
Data cleanse (3)	—	—	—	—	8.7
	88.0	72.3	62.9	70.8	87.0

Closing Contract Mobile Customers (1)	872.6	784.6	712.3	649.4	578.6

Prepay Mobile Customers (2)
Opening Prepay Mobile Customers	2,449.5	2,556.0	2,694.0	2,854.2	2,941.4
Net Prepay Mobile Customer adds	(126.2)	(106.5)	(138.0)	(160.2)	(98.1)
Data cleanse (3)	—	—	—	—	10.9
	(126.2)	(106.5)	(138.0)	(160.2)	(87.2)
Closing Prepay Mobile Customers	2,323.3	2,449.5	2,556.0	2,694.0	2,854.2
Total Closing Mobile Customers (2)	3,195.9	3,234.1	3,268.3	3,343.4	3,432.8

Mobile monthly ARPU (4)	£13.41	£12.43	£13.14	£13.35	£13.60
ARPU calculation:
Service revenue (millions)	£129.3	£121.2	£129.4	£134.6	£139.9
Average customers	3,213.6	3,251.4	3,283.0	3,360.4	3,427.5

Notes

(1) Contract Mobile Customers include customers who have taken either a mobile service or a mobile broadband contract.

(2) Mobile customer information is for active customers. Prepay customers are defined as active customers if they have made an outbound call or text in the preceding 30 days. Contract customers are defined as active customers if they have entered into a contract with Virgin Mobile for a minimum 30-day period and have not been disconnected.

(3) Data cleanse activity with respect to Q3-08 resulted in an increase in Contract and Prepay mobile customer numbers.

(4) Mobile monthly ARPU is calculated on service revenue for the period divided by the average number of active customers (contract and prepay) for the period, divided by three. For the purpose of calculating Mobile ARPU, we have spread the data cleanse evenly over the three months of the quarter in which the data cleanse has been reported.

C1)       QUARTERLY SEGMENT REVENUE AND CONTRIBUTION, TOTAL OCF AND OPERATING INCOME

(in £ millions) (unaudited)

	Three months ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2009	2009	2009	2008	2008
				(adjusted)	(adjusted)
Revenue
Consumer segment
On-net	627.6	616.8	604.0	603.5	596.2
Mobile	134.1	127.5	135.3	141.1	145.5
Off-net	14.4	13.3	14.0	14.6	14.9
Total	776.1	757.6	753.3	759.2	756.6
Business segment
Business	143.3	142.5	149.8	155.2	153.5
Inter segment revenue	—	—	—	(0.1)	(0.1)
	143.3	142.5	149.8	155.1	153.4
Content segment
Virgin Media TV	41.0	42.3	39.2	40.7	37.3
Inter segment revenue	(7.0)	(6.6)	(6.6)	(6.5)	(6.4)
	34.0	35.7	32.6	34.2	30.9

Total revenue	953.4	935.8	935.7	948.5	940.9

Segment contribution
Consumer segment	466.4	454.0	438.2	446.3	450.5
Business segment	86.3	83.7	82.6	86.4	83.3
Content segment	(0.4)	6.4	6.9	(4.9)	(3.6)
Total segment contribution	552.3	544.1	527.7	527.8	530.2
Other operating and corporate costs	203.9	210.3	215.4	210.2	203.9
OCF (Total) (1)	348.4	333.8	312.3	317.6	326.3
Depreciation	235.6	233.9	232.7	228.6	213.7
Amortization	61.0	61.1	61.2	64.1	63.3
Restructuring and other charges	1.6	23.6	5.4	19.8	—
Goodwill and intangible asset impairments	—	—	—	—	(4.0)
Consolidated operating income	50.2	15.2	13.0	5.1	53.3

Note

(1)                          OCF (Total) is a non-GAAP financial measure. See Appendix F for a discussion of the use of OCF (Total) as a non-GAAP financial measure and the reconciliation of OCF (Total) to GAAP operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges.

C2)       QUARTERLY COSTS AND EXPENSES

(in £ millions) (unaudited)

	Three months ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2009	2009	2009	2008	2008
				(adjusted)	(adjusted)
Costs and expenses
Operating costs
Consumer cost of sales	231.5	230.2	239.4	240.0	226.7
Business cost of sales	40.6	46.4	51.0	51.5	52.4
Content cost of sales	32.4	26.7	23.2	38.2	31.2
Network and other operating costs (1)	99.3	101.3	100.1	101.9	88.2
Total operating costs	403.8	404.6	413.7	431.6	398.5

Selling, general and administrative expenses
Employee and outsourcing costs (2)	113.3	108.6	115.3	116.6	119.7
Marketing costs (3)	36.1	32.6	31.3	28.0	36.2
Facilities (4)	17.5	18.0	20.5	14.4	18.1
Other (5)	34.3	38.2	42.6	40.3	42.1
Total selling, general and administrative expenses	201.2	197.4	209.7	199.3	216.1

Notes

(1)

Network and other operating costs includes costs associated with the provision of the network and operating platforms including associated employee, outsourcing and facilities costs and certain other operating expenses.

(2)

Employee and outsourcing costs includes remuneration and benefits, temporary and contract staff, training and stock-based compensation costs together with costs of all major outsourced business activities.

(3)	Marketing costs includes advertising, brand costs, agency fees, support and research, public relations and internal communications costs
(4)	Facilities costs includes building costs, service costs, repairs and maintenance and utilities costs.
(5)	Other costs includes billing, collections and bad debt, IT, legal and professional, license, insurance, and other indirect costs.

D)       FREE CASH FLOW CALCULATION

(in £ millions) (unaudited)

	Three months ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2009	2009	2009	2008	2008
				(adjusted)	(adjusted)
Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	348.4	333.8	312.3	317.6	326.3

Purchase of fixed and intangible assets	(120.6)	(148.2)	(144.4)	(139.2)	(106.7)
Interest expense (net)	(118.6)	(100.3)	(105.7)	(122.9)	(116.8)

Free Cash Flow (FCF)	109.2	85.3	62.2	55.5	102.8

FCF is defined as OCF reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. See Appendix F for a discussion of the use of FCF as a non-GAAP financial measure and reconciliation of FCF to GAAP net cash provided by operating activities.

E)        FIXED ASSET ADDITIONS (ACCRUAL BASIS)

(in £ millions) (unaudited)

	Three months ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2009	2009	2009	2008	2008
			(revised)	(revised)	(revised)
NCTA Fixed Asset Additions
CPE	53.6	39.4	65.9	51.2	45.9
Scaleable infrastructure	49.6	62.3	48.3	51.4	49.2
Commercial	18.0	14.2	15.4	22.2	21.9
Line extensions	2.5	1.0	0.7	0.6	0.2
Upgrade/rebuild	3.2	1.1	1.4	0.7	0.7
Support capital	23.7	24.1	24.3	28.4	24.0
Total NCTA Fixed Asset Additions	150.6	142.1	156.0	154.5	141.9

Non NCTA Fixed Asset Additions	0.3	0.8	1.0	6.7	4.0

Total Fixed Asset Additions (Accrual Basis)	150.9	142.9	157.0	161.2	145.9

Fixed assets acquired under capital leases	(13.5)	(11.9)	(0.3)	(12.7)	(34.2)
Changes in liabilities related to:
Fixed Asset Additions (Accrual Basis)	(16.8)	17.2	(12.3)	(9.3)	(5.0)

Total Purchase of Fixed and Intangible Assets	120.6	148.2	144.4	139.2	106.7

Comprising:
Purchase of Fixed Assets	120.6	148.1	144.3	139.1	106.6
Purchase of Intangible Assets	—	0.1	0.1	0.1	0.1
	120.6	148.2	144.4	139.2	106.7

Notes

Virgin Media is not a member of NCTA and is providing this information solely for comparative purposes.

NCTA Fixed Asset Additions have been revised to include the net impact of cable inventory additions previously reflected as Non NCTA Fixed Asset Additions in the appropriate NCTA category.

Fixed Asset Additions (Accrual Basis) are from continuing operations. See Appendix F for a discussion of the use of Fixed Asset Additions (Accrual Basis) as a non-GAAP financial measure and the reconciliation of Fixed Asset Additions (Accrual Basis) to GAAP purchase of fixed and intangible assets.

F)  USE OF NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS TO GAAP

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business. We encourage investors to review our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

(i)            Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)

Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges, which we refer to as OCF or OCF (Total), is not a financial measure recognized under GAAP.

Our management, including our chief executive officer, consider OCF as an important indicator of our operational strength and performance. OCF excludes the impact of costs and expenses that do not directly affect our cash flows. Other charges, including restructuring charges, are also excluded from OCF as management believes they are not characteristic of our underlying business operations. OCF is most directly comparable to the GAAP financial measure operating income. Some of the significant limitations associated with the use of OCF as compared to operating income are that OCF does not consider the amount of required reinvestment in depreciable fixed assets and ignores the impact on our results of operations of items that management believes are not characteristic of our underlying business operations.

We believe OCF is helpful for understanding our performance and assessing our prospects for the future, and that it provides useful supplemental information to investors. In particular, this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to operating income shown below, provides a more complete understanding of factors and trends affecting our business. Because non-GAAP financial measures are not standardized, it may not be possible to compare our OCF with other companies’ non-GAAP financial measures that have the same or similar names.

Reconciliation of operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF) to GAAP operating income

(in £ millions) (unaudited)

	Three months ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2009	2009	2009	2008	2008
				(adjusted)	(adjusted)
Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	348.4	333.8	312.3	317.6	326.3

Reconciling items
Depreciation and amortization	(296.6)	(295.0)	(293.9)	(292.7)	(277.0)
Goodwill and intangible asset impairments	—	—	—	—	4.0
Restructuring and other charges	(1.6)	(23.6)	(5.4)	(19.8)	—
Operating income	50.2	15.2	13.0	5.1	53.3

(ii)                    Free Cash Flow (FCF)

We define Free Cash Flow (FCF) as operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF) reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. Our definition of FCF excludes the impact of working capital fluctuations and restructuring costs as defined by FAS 146. FCF is a non-GAAP financial measure. We believe the most directly comparable financial measure recognized under GAAP is net cash provided by operating activities.

Our management, including our chief executive officer, consider FCF as a helpful measure in assessing our liquidity and prospects for the future. We also believe FCF is useful to investors as a basis for comparing our performance and coverage ratios with other companies in our industry. In particular, this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to net cash provided by operating activities shown below, provides a more complete understanding of factors and trends affecting our business. FCF should not be understood to represent our ability to fund discretionary amounts, as we have various contractual obligations which are not deducted to arrive at FCF. Because non-GAAP financial measures are not standardized, it may not be possible to compare our FCF with other companies’ non-GAAP financial measures that have the same or similar names.

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for net cash provided by operating activities, or other measures of financial performance or liquidity reported in accordance with GAAP.

Reconciliation of Free Cash Flow (FCF) to GAAP net cash provided by operating activities

(in £ millions) (unaudited)

	Three months ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2009	2009	2009	2008	2008
				(adjusted)	(adjusted)

Free Cash Flow (FCF)	109.2	85.3	62.2	55.5	102.8

Reconciling items (see Note below):
Purchase of fixed and intangible assets	120.6	148.2	144.4	139.2	106.7
Changes in operating assets and liabilities	(50.0)	38.7	(64.5)	19.6	(29.2)
Non-cash compensation	6.1	1.2	4.7	4.3	5.3
Non-cash interest	87.6	(0.8)	(17.7)	(40.3)	35.5
Share of net income of affiliates	1.1	0.6	—	17.7	3.4
Realized foreign exchange gains/(losses)	0.9	(19.3)	4.5	(20.0)	(8.7)
Realized gains/(losses) on derivatives	2.5	5.3	2.0	3.4	(4.7)
Restructuring and other charges	(1.6)	(23.6)	(5.4)	(19.8)	—
Income taxes	1.7	0.8	0.3	0.9	1.8
Other	0.3	(0.9)	(1.3)	0.7	0.4
Net cash provided by operating activities	278.4	235.5	129.2	161.2	213.3

Note

The line descriptions above are derived from our previously reported results. Non-cash interest includes non-cash interest and amortization of original issue discount and deferred financing costs from our statements of cash flows. Share of net income of affiliates includes income from equity accounted investments, net of dividends received from our statements of cash flows and share of income from equity investments from our statements of operations. Realized foreign exchange (losses)/gains includes unrealized foreign currency losses (gains) from our statements of cash flows and foreign currency (losses) gains from our statements of operations. Realized gains/(losses) on derivatives includes unrealized (gains) losses on derivative instruments from our statements of cash flows and gains (losses) on derivative instruments from our statements of operations. Income taxes includes income taxes from our statements of cash flows and income tax benefit (expense) from our statements of operations.

(iii)                                        Fixed Asset Additions (Accrual Basis)

Our primary measure of expenditures for fixed assets is Fixed Asset Additions (Accrual Basis). Fixed Asset Additions (Accrual Basis) is defined as the purchase of fixed and intangible assets as measured on an accrual basis, excluding asset retirement obligation related assets.

Our business is underpinned by significant investment in network infrastructure and information technology. Our management therefore considers Fixed Asset Additions (Accrual Basis) an important component in evaluating our liquidity and financial condition since purchases of fixed assets are a necessary component of ongoing operations. Fixed Asset Additions (Accrual Basis) is most directly comparable to the GAAP financial measure purchase of fixed and intangible assets, as reported in our statements of cash flows. The significant limitations associated with the use of Fixed Asset Additions (Accrual Basis) as compared to purchase of fixed and intangible assets is that Fixed Asset Additions (Accrual Basis) excludes timing differences from payments of liabilities, including finance leases, related to purchase of fixed assets and purchase of intangible assets. We exclude these amounts from Fixed Asset Additions (Accrual Basis) because timing differences from payments of liabilities, including the use of finance leases, are more related to the cash management treasury function than to our management of fixed asset purchases for long term operational performance and liquidity. We compensate for the limitation by separately measuring and forecasting working capital.

Reconciliation of Fixed Asset Additions (Accrual Basis) to GAAP purchase of fixed and intangible assets

(in £ millions) (unaudited)

	Three months ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2009	2009	2009	2008	2008
				(adjusted)	(adjusted)

Fixed Asset Additions (Accrual Basis)	150.9	142.9	157.0	161.2	145.9

Fixed assets acquired under capital leases	(13.5)	(11.9)	(0.3)	(12.7)	(34.2)
Changes in liabilities related to fixed asset additions	(16.8)	17.2	(12.3)	(9.3)	(5.0)
Total Purchase of Fixed and Intangible Assets	120.6	148.2	144.4	139.2	106.7
Comprising:
Purchase of fixed assets	120.6	148.1	144.3	139.1	106.6
Purchase of intangible assets	—	0.1	0.1	0.1	0.1
	120.6	148.2	144.4	139.2	106.7